Cimarex Reports Third Quarter 2016 Results

DENVER, Nov. 2, 2016 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported third quarter 2016 operational and financial results and provided guidance for the fourth quarter and full-year 2016. Cimarex also provided initial production guidance for 2017. Highlights include:

  Third quarter production of 947 MMcfe/day, slightly below company's guidance
  Full-year 2016 production estimate lowered to 960-970 MMcfe/day due to well completion timing and the duration of larger than anticipated completions
  2017 production estimated to be 1,050 – 1,100 MMcfe/day; up 11 percent year-over-year at the mid-point
  Initial estimate of 2017 drilling and completion capital is $600 million; in line with 2016 levels
  Eight operated rigs currently working in core areas; nine planned by year-end

Tom Jorden, Cimarex Chairman and CEO said, "Our confidence in our well performance, Cimarex's operational excellence and the quality of our assets remains steadfast. During the third quarter, we faced delays in our completion schedule, driven mostly by stimulations that were upsized beyond our original plans. These upsized stimulations lengthened the time required for our pad completions. The resultant production ramps slipped later into the fourth quarter, with peak production moving into first quarter 2017. We will enter 2017 with great momentum."

Cimarex reported a third quarter 2016 net loss of $12.8 million, or $0.14 per diluted share, including a non-cash impairment of oil and gas properties. The adjusted third quarter net income (non-GAAP) was $38.2 million, or $0.41 per diluted share(1). Third quarter 2016 net cash provided by operating activities was $215.6 million versus $206.0 million a year ago. Adjusted cash flow from operations (non-GAAP) was $181.9 million versus $178.6 million a year ago(1).

Total company production averaged 947 million cubic feet equivalent (MMcfe) per day during the third quarter, slightly below the low end of company guidance of 950 – 980 MMcfe per day. Lower-than-expected third quarter production was caused by several factors including higher than anticipated ethane rejection, which accounted for seven MMcfe per day, and the timing of new well completions and subsequent production as well as production shut in during completion operations (13 MMcfe per day). Natural gas production averaged 447 MMcf per day (47 percent of total), oil production averaged 44,532 barrels per day (28 percent of total) and natural gas liquids (NGL) production averaged 38,786 barrels per day (25 percent of total). Compared to the same period in 2015, year-over-year natural gas volumes decreased four percent, oil volumes decreased 11 percent and NGL volumes were up eight percent. In total, third quarter production was three percent lower than third quarter 2015 production.

Oil prices continued to negatively impact Cimarex's year-over-year quarterly financial results. Realized oil prices averaged $40.54 per barrel, down three percent versus a year ago. Natural gas prices were essentially flat year-over-year and averaged $2.66 per thousand cubic feet (Mcf) compared to $2.68 per Mcf a year ago. Higher NGL prices partially offset lower oil prices and averaged $14.14 per barrel, up 16 percent from the third quarter of 2015. (See table of Average Realized Price by Region below.)

Cimarex invested $489 million in exploration and development year-to-date, including $175 million during the third quarter, which was funded with cash flow from operations. Total debt at September 30, 2016 remained at $1.5 billion of long-term notes. Cimarex had no borrowings under its revolving credit facility and a cash balance of $699 million at September 30, 2016. Debt was 39 percent of total capitalization (non-GAAP)(2).

Outlook
The aforementioned timing of completions continues to have an impact on our production, with first production from significant infill projects in both the Permian Basin and Mid-Continent region now projected to come on later in the fourth quarter than previously planned. As such, we have lowered our estimated fourth quarter production to 945 – 985 MMcfe per day to reflect these delays, resulting in projected average production for the full year of 960 - 970 MMcfe per day, down slightly from both our previous guidance of 980 – 1,000 MMcfe and from 2015 production of 985 MMcfe per day. Our current completion schedule moves 10 net well completions previously scheduled for the fourth quarter into early 2017 which brings the total net wells completed in 2016 to 62 from our previous expectation of 72 net wells.

Capital investment for exploration and development in 2016 is now estimated to be approximately $785 million, up $35 million from previous guidance. The increase is primarily the result of higher planned drilling activity in the fourth quarter and acreage purchases made in the third quarter. Cimarex has recently added three operated drilling rigs bringing the total gross operated rigs working in its core areas to eight with plans to increase that number to nine by yearend.

Expenses per Mcfe of production for the fourth quarter of 2016 are estimated to be:

Production expense	$0.60 - $0.70
Transportation, processing and other expense	0.50 - 0.60
DD&A and ARO accretion*	1.15 - 1.35
General and administrative expense	0.20 - 0.25
Taxes other than income (% of oil and gas revenue)	5.3 - 5.8%
*Excludes the potential impact of any future ceiling test writedown.

In 2017, capital investment associated with drilling and completions is currently expected to be approximately $600 million (compared to the estimated $600 million in 2016) and is estimated to generate average production of 1,050 – 1,100 MMcfe per day in 2017.

Operations Update
Cimarex invested $175 million in exploration and development during the third quarter, bringing the year-to-date total to $489 million. Year-to-date, 61 percent has been invested in the Permian Basin and 38 percent in the Mid-Continent. Companywide, we completed 42 gross (17 net) wells during the quarter. At September 30, 104 gross (45 net) wells were waiting on completion.

Wells Brought on Production by Region:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Gross wells
Permian Basin	17	4	37	72
Mid-Continent	25	52	61	82
	42	56	98	154
Net wells
Permian Basin	10	4	22	52
Mid-Continent	7	10	14	19
	17	14	36	71

Permian Region
Production from the Permian region averaged 517 MMcfe per day in the third quarter, an eight percent decrease compared to third quarter 2015 and a two percent increase sequentially. Quarterly oil volumes decreased 15 percent year-over-year to 35,930 barrels per day and accounted for 42 percent of the region's total production for the quarter.

Cimarex completed and brought on production 17 gross (ten net) wells in the Permian region during the third quarter. The gross operated wells completed include 13 Wolfcamp wells (ten in Culberson County and three in Reeves County) and two New Mexico Bone Spring wells.

On September 30, there were 25 gross (18 net) wells waiting on completion in the Delaware Basin including 11 gross (nine net) wells associated with multi-well infill and spacing projects that are expected to be completed in the fourth quarter of 2016. Cimarex currently is operating five drilling rigs in the Delaware Basin.

Mid-Continent
Production from the Mid-Continent region averaged 427 MMcfe per day for the third quarter, a five percent increase over third quarter 2015 and an eight percent decrease sequentially. Natural gas production grew two percent year-over-year, and crude oil volumes were up 22 percent over third quarter 2015. NGL volumes increased six percent over third quarter 2015.

During the third quarter, Cimarex completed and brought on production 25 gross (seven net) wells in the Mid-Continent. At the end of the quarter, 79 gross (27 net) wells were waiting on completion including 47 gross (22 net) wells associated with the multi-well infill in the East Cana Core. Cimarex currently is operating three drilling rigs in the Mid-Continent region with plans to go to four rigs by yearend.

Daily Production by Region:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Permian Basin
Gas (MMcf)	178.4	197.6	177.7	179.3
Oil (Bbls)	35,930	42,367	35,939	44,632
NGL (Bbls)	20,549	18,430	17,952	16,938
Total Equivalent (MMcfe)	517.2	562.4	501.1	548.7

Mid-Continent
Gas (MMcf)	266.7	260.8	281.3	272.6
Oil (Bbls)	8,486	6,981	8,889	7,197
NGL (Bbls)	18,194	17,093	21,009	17,823
Total Equivalent (MMcfe)	426.8	405.3	460.7	422.7

Total Company
Gas (MMcf)	446.7	464.3	460.5	458.9
Oil (Bbls)	44,532	49,951	45,020	52,480
NGL (Bbls)	38,786	35,815	39,002	35,056
Total Equivalent (MMcfe)	946.6	978.9	964.6	984.1

Average Realized Price by Region:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Permian Basin
Gas ($ per Mcf)	2.69	2.75	2.18	2.66
Oil ($ per Bbl)	40.65	42.04	36.32	45.31
NGL ($ per Bbl)	12.49	10.80	11.11	12.28

Mid-Continent
Gas ($ per Mcf)	2.63	2.63	2.10	2.63
Oil ($ per Bbl)	40.07	40.74	35.31	44.32
NGL ($ per Bbl)	16.00	13.66	14.07	15.88

Total Company
Gas ($ per Mcf)	2.66	2.68	2.13	2.65
Oil ($ per Bbl)	40.54	41.89	36.13	45.22
NGL ($ per Bbl)	14.14	12.19	12.70	14.13

Other

The following table summarizes the company's current open hedge positions:

Gas:	4Q16	1Q17	2Q17	3Q17	4Q17	Total
PEPL Collars (3)
Volume (MMBtu/d)	90,000	80,000	80,000	60,000	30,000	67,921
Wtd Avg Floor	$ 2.42	$ 2.38	$ 2.38	$ 2.47	$ 2.68	$ 2.43
Wtd Avg Ceiling	$ 2.93	$ 2.94	$ 2.94	$ 3.02	$ 3.13	$ 2.96

Perm EP Collars (3)
Volume (MMBtu/d)	70,000	70,000	70,000	40,000	20,000	53,895
Wtd Avg Floor	$ 2.47	$ 2.47	$ 2.47	$ 2.51	$ 2.73	$ 2.50
Wtd Avg Ceiling	$ 2.96	$ 3.01	$ 3.01	$ 3.04	$ 3.15	$ 3.01

Total Natural Gas Collars
Volume (MMBtu/d)	160,000	150,000	150,000	100,000	50,000	121,816

Oil:
WTI Three-Way Collars (4)
Volume (Bbl/d)	3,000	-	-	-	-	604
Floor sold (put)	$ 40.00	$ -	$ -	$ -	$ -	$ 40.00
Floor purchased (put)	$ 50.00	$ -	$ -	$ -	$ -	$ 50.00
Ceiling sold (call)	$ 60.00	-	-	-	-	$ 60.00

WTI Collars (4)
Volume (Bbl/d)	14,000	14,000	14,000	10,000	5,000	11,383
Wtd Avg Floor	$ 41.25	$ 41.25	$ 41.25	$ 43.75	$ 45.00	$ 42.02
Wtd Avg Ceiling	$ 50.24	$ 50.24	$ 50.24	$ 53.34	$ 54.42	$ 51.16

Total Crude Oil Collars
Volume (Bbl/d)	17,000	14,000	14,000	10,000	5,000	11,987

Conference call and webcast
Cimarex will host a conference call Thursday, November 3, 2016, at 11:00 a.m. EDT. The call will be webcast and accessible on the company's website at www.cimarex.com. To participate in the live, interactive call, please dial 866-367-3053 ten minutes before the scheduled start time (international callers dial 1-412-902-4216). The replay will be available on the Cimarex website or via the Cimarex App.

Investor Presentation
For more details on Cimarex's third quarter 2016 results, please refer to the company's investor presentation available at www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the company is providing a revised "2016 Outlook", which contains projections for certain 2016 operational and financial metrics. These forward-looking statements are based on management's judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors and other disclosures that may affect these forward-looking statements.

Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including, among other things: oil, NGL and natural gas price volatility; declines in the values of our oil and gas properties resulting in impairments; costs and availability of third party facilities for gathering, processing, refining and transportation; the potential for production decline rates to be greater than expected; development drilling and testing results; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to air quality, produced water disposal and hydraulic fracturing; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; the ability to receive drilling and other permits and rights-of-way in a timely manner; economic and competitive conditions; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; compliance with environmental and other regulations; environmental liabilities; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the company's risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; and other factors discussed in the company's reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

_________________________________

(1)	Adjusted net income (loss) and adjusted cash flow from operations are non-GAAP financial measures. See below for a reconciliation of the related amounts.

(2)

Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $1.5 billion divided by long-term debt of $1.5 billion plus stockholders' equity of $2.3 billion. Management believes this non-GAAP measure is useful information as it is a common statistic used in the investment community to assist with analysis of the financial condition of an entity.

(3)	PEPL refers to Panhandle Eastern Pipe Line Tex/OK Mid-Continent index. Perm EP refers to El Paso Natural Gas Company, Permian Basin Index as quoted in Platt's Inside FERC.

(4)	WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

Reconciliation of Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share:

The following table provides a reconciliation from generally accepted accounting principles (GAAP) measures of net income (loss) and earnings (loss) per share to adjusted net income (loss) and adjusted earnings (loss) per share (non-GAAP) for the periods indicated

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)

Net income (loss)	$(12,818)	$(763,284)	$(469,239)	$(1,778,440)
Impairment of oil and gas properties	89,816	1,180,649	719,142	2,751,535
Mark-to-market (gain) loss on open derivative positions	(8,967)	(1,968)	32,769	(1,968)
Tax impact	(29,824)	(429,755)	(274,061)	(1,002,802)
Adjusted net income (loss)	$38,207	$(14,358)	$8,611	$(31,675)
Diluted earnings (loss) per share*	$(0.14)	$(8.21)	$(5.04)	$(19.14)
Adjusted diluted earnings (loss) per share*	$0.41	$(0.15)	$0.09	$(0.34)

Adjusted net income (loss) and adjusted diluted earnings (loss) per share excludes the noted items because management believes these items affect the comparability of operating results. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because:

a)	Management uses adjusted net income (loss) to evaluate the company's operational trends and performance relative to other oil and gas exploration and production companies.

b)	Adjusted net income (loss) is more comparable to earnings estimates provided by research analysts.

*	Earnings (loss) per share are based on actual figures rather than the rounded figures presented

Reconciliation of Adjusted Cash Flow from Operations:

The following table provides a reconciliation from generally accepted accounting principles (GAAP) measures of net cash provided by operating activities to adjusted cash flows from operations (non-GAAP) for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands)
Net cash provided by operating activities	$215,627	$206,001	$429,331	$576,546
Change in operating assets and liabilities	(33,684)	(27,448)	(18,933)	41,310
Adjusted cash flow from operations	$181,943	$178,553	$410,398	$617,856

Management believes that the non-GAAP measure of adjusted cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program and dividends, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of cash flow from operating activities.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

Oil and Gas Capitalized Expenditures:

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2016	2015	2016	2015
		(in thousands)
	Acquisitions:
	Proved	$—	$—	$3,324	$—
	Unproved	3,200	2,237	13,768	4,266
	Net purchase price adjustments (*)	—	2	(2,928)	(12,003)
		3,200	2,239	14,164	(7,737)

	Exploration and development:
	Land and Seismic	16,974	10,000	45,610	37,965
	Exploration and development	157,571	174,270	443,279	644,796
		174,545	184,270	488,889	682,761

	Sale proceeds:
	Proved	(189)	(25,405)	(12,689)	(27,804)
	Unproved	(9,209)	(6,201)	(9,225)	(12,412)
	Net purchase price adjustments (*)	(185)	1,374	(299)	1,468
		(9,583)	(30,232)	(22,213)	(38,748)

		$168,162	$156,277	$480,840	$636,276

*	The net purchase price adjustments relate to activity in prior periods.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

	(in thousands, except per share data)

Revenues:
Oil sales	$166,079	$192,501	$445,657	$647,850
Gas sales	109,278	114,649	268,501	331,985
NGL sales	50,464	40,159	135,755	135,236
Gas gathering and other, net	9,896	8,746	25,277	26,269
	335,717	356,055	875,190	1,141,340
Costs and expenses:
Impairment of oil and gas properties	89,816	1,180,649	719,142	2,751,535
Depreciation, depletion, amortization and accretion	111,377	188,269	367,401	626,276
Production	52,976	69,334	180,891	222,145
Transportation, processing, and other operating	48,706	46,290	139,585	129,645
Gas gathering and other	7,905	8,429	23,477	28,599
Taxes other than income	15,974	19,717	43,879	67,678
General and administrative	20,118	20,413	55,439	50,405
Stock compensation	5,764	4,737	18,782	14,880
(Gain) loss on derivative instruments, net	(9,758)	(1,968)	23,050	(1,968)
Other operating, net	179	60	293	844
	343,057	1,535,930	1,571,939	3,890,039

Operating income (loss)	(7,340)	(1,179,875)	(696,749)	(2,748,699)

Other (income) and expense:
Interest expense	20,037	20,313	59,854	60,636
Amortization of deferred financing costs	894	1,103	2,706	3,333
Capitalized interest	(5,421)	(7,100)	(15,958)	(25,087)
Other, net	(3,828)	(2,375)	(7,489)	(9,814)

Income (loss) before income tax	(19,022)	(1,191,816)	(735,862)	(2,777,767)
Income tax expense (benefit)	(6,204)	(428,532)	(266,623)	(999,327)

Net income (loss)	$(12,818)	$(763,284)	$(469,239)	$(1,778,440)

Earnings (loss) per share to common stockholders:

Basic	$(0.14)	$(8.21)	$(5.04)	$(19.14)
Diluted	$(0.14)	$(8.21)	$(5.04)	$(19.14)

Dividends per share	$0.08	$0.16	$0.24	$0.48

Shares attributable to common stockholders:
Unrestricted common shares outstanding	93,221	92,969	93,221	92,969
Diluted common shares	93,221	92,969	93,221	92,969

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	N/A*	N/A*	N/A*	N/A*
Fully diluted shares	N/A*	N/A*	N/A*	N/A*

Comprehensive income (loss):
Net income (loss)	$(12,818)	$(763,284)	$(469,239)	$(1,778,440)
Other comprehensive income (loss):
Change in fair value of investments, net of tax	287	(609)	567	(800)
Total comprehensive income (loss)	$(12,531)	$(763,893)	$(468,672)	$(1,779,240)

*

Due to the net loss in the periods ended September 30, 2016 and 2015, shares of 94,973 and 94,568, respectively, which include participating securities, are not considered in the loss per share calculations.

Condensed Consolidated Cash Flow Statements (unaudited):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$(12,818)	$(763,284)	$(469,239)	$(1,778,440)
Adjustment to reconcile net income (loss) to net cash
provided by operating activities:
Impairment of oil and gas properties	89,816	1,180,649	719,142	2,751,535
Depreciation, depletion, amortization and accretion	111,377	188,269	367,401	626,276
Deferred income taxes	(5,089)	(443,469)	(265,508)	(1,014,264)
Stock compensation	5,764	4,737	18,782	14,880
(Gain) loss on derivative instruments	(9,758)	(1,968)	23,050	(1,968)
Settlements on derivative instruments	791	—	9,718	—
Changes in non-current assets and liabilities	1,573	13,401	4,121	16,343
Amortization of deferred financing costs
and other, net	287	218	2,931	3,494
Changes in operating assets and liabilities:
Receivables, net	2,604	59,310	(1,723)	151,783
Other current assets	5,706	13,513	23,034	29,634
Accounts payable and other current liabilities	25,374	(45,375)	(2,378)	(222,727)
Net cash provided by operating activities	215,627	206,001	429,331	576,546
Cash flows from investing activities:
Oil and gas expenditures	(160,056)	(171,807)	(485,114)	(771,029)
Sales of oil and gas assets	6,383	29,827	19,013	38,343
Sales of other assets	5,494	340	5,718	1,057
Other capital expenditures	(6,239)	(22,203)	(24,013)	(58,085)
Net cash used by investing activities	(154,418)	(163,843)	(484,396)	(789,714)
Cash flows from financing activities:
Proceeds from sale of common stock	—	—	—	752,100
Financing and underwriting fees	—	(100)	(1)	(22,663)
Dividends paid	(7,588)	(15,082)	(30,243)	(43,211)
Proceeds from exercise of stock options and other	3,336	15,456	4,623	20,392
Net cash provided by (used in) financing activities	(4,252)	274	(25,621)	706,618
Net change in cash and cash equivalents	56,957	42,432	(80,686)	493,450
Cash and cash equivalents at beginning of period	641,739	856,880	779,382	405,862
Cash and cash equivalents at end of period	$698,696	$899,312	$698,696	$899,312

Condensed Consolidated Balance Sheets (unaudited):

	September 30,	December 31,
	2016	2015
Assets	(in thousands, except share data)
Current assets:
Cash and cash equivalents	$698,696	$779,382
Receivables, net	226,983	225,398
Oil and gas well equipment and supplies	34,909	54,579
Derivative instruments	1,147	10,745
Other current assets	4,768	7,826
Total current assets	966,503	1,077,930
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	16,013,316	15,546,948
Unproved properties and properties under development,
not being amortized	447,071	440,166
	16,460,387	15,987,114
Less – accumulated depreciation, depletion, amortization and impairment	(13,756,311)	(12,710,968)
Net oil and gas properties	2,704,076	3,276,146
Fixed assets, net	214,448	230,009
Goodwill	620,232	620,232
Derivative instruments	3	501
Other assets, net	33,485	38,468
	$4,538,747	$5,243,286
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$53,428	$66,815
Accrued liabilities	258,551	247,508
Derivative instruments	21,573	—
Revenue payable	107,766	95,744
Total current liabilities	441,318	410,067
Long-term debt:
Principal	1,500,000	1,500,000
Less – unamortized debt issuance costs	(12,629)	(14,380)
Long-term debt, net	1,487,371	1,485,620
Deferred income taxes	87,523	352,705
Other liabilities	189,253	197,216
Total liabilities	2,205,465	2,445,608
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
94,964,174 and 94,820,570 shares issued, respectively	950	948
Paid-in capital	2,774,804	2,762,976
Retained earnings (Accumulated deficit)	(443,480)	33,313
Accumulated other comprehensive income	1,008	441
Total shareholders' equity	2,333,282	2,797,678
	$4,538,747	$5,243,286

CONTACT: Cimarex Energy Co., Karen Acierno, 303-285-4957, www.cimarex.com